For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE

Parker Reports Fiscal 2019 Fourth Quarter and Full Year Results and Issues Fiscal 2020 Guidance
- Fourth quarter EPS an all-time quarterly record at $3.17 as reported, or $3.31 adjusted
- Fourth quarter total segment operating margin an all-time quarterly record at 17.4% as reported
- Full year sales a record at $14.32 billion
- Full year total segment operating margin a record at 17.0%
- Full year operating cash flow a record at $1.73 billion
- Full year EBITDA margin was 17.9% as reported, or 18.2% adjusted
- Announced two transformational acquisitions expected to add ~$1.5 billion in revenue

CLEVELAND, August 1, 2019 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2019 fourth quarter and full year ended June 30, 2019. Fiscal 2019 fourth quarter sales were $3.68 billion, compared with $3.82 billion in the prior year quarter. Net income increased 17% to an all-time quarterly record of $413.7 million, compared with $353.3 million in the fourth quarter of fiscal 2018. Fiscal 2019 fourth quarter earnings per share increased 21% to $3.17, compared with $2.62 in the prior year quarter. Fiscal 2019 fourth quarter adjusted earnings per share were $3.31, compared with adjusted earnings per share of $3.22 in the prior year quarter. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

For the full year, fiscal 2019 sales increased to a record $14.32 billion, compared with $14.30 billion in fiscal year 2018. Organic growth of 3% was offset by currency translation and a divestiture in fiscal year 2018. Net income was a record at $1.51 billion, a 43% increase compared with $1.06 billion in fiscal 2018. Earnings per share increased 47% to a record of $11.48, compared with $7.83 per share in the prior year. Adjusted earnings per share increased 14% to $11.85, compared with $10.42 per share in fiscal 2018.

Cash flow from operations for fiscal 2019 was a record at $1.73 billion or 12.1% of sales, compared with $1.60 billion or 11.2% of sales in the prior year period. Excluding a discretionary pension contribution, cash flow from operations for fiscal 2019 was 13.5% of sales.

“Our strong fourth quarter results contributed to what was an outstanding year for Parker, as we delivered record sales, EPS, net income, total segment operating margin and cash flow from operations," said Chairman and Chief Executive Officer, Tom Williams. "The actions we have taken under The Win Strategy™ to strengthen our business and simplify our operations are driving record financial performance and positions Parker to generate sustainable long-term shareholder value. With the dedication of our global team members, in fiscal 2019 we achieved 17.0% as reported total segment operating margin for the first time in our history, which was a full year ahead of our original target."

Segment Results
Diversified Industrial Segment: North American fourth quarter sales decreased 3% to $1.7 billion, and operating income increased 2% to $318.2 million, compared with $313.5 million in the same period a year ago. International fourth quarter sales decreased 9% to $1.3 billion, while operating income decreased 1% to $201.0 million, compared with $203.3 million in the same period a year ago.

Aerospace Systems Segment: Fourth quarter sales increased 7% to $677.9 million, and operating income decreased 4% to $121.7 million, compared with $126.7 million in the same period a year ago.

Parker reported the following orders for the quarter ending June 30, 2019, compared with the same quarter a year ago:
· Orders decreased 3% for total Parker
· Orders decreased 4% in the Diversified Industrial North America businesses
· Orders decreased 8% in the Diversified Industrial International businesses
· Orders increased 10% in the Aerospace Systems Segment on a rolling 12-month average basis

Acquisitions Update
Progress is being made toward receipt of all required regulatory approvals for the pending acquisition of LORD Corporation. In addition to the necessary regulatory approvals, the transaction remains subject to customary closing conditions and, subject to satisfaction of these approvals and conditions, is still expected to close within the previously announced timeline of four to six months from the date of the original announcement on April 29, 2019.

As previously announced on July 29, 2019, the company has also entered into a definitive share purchase agreement to acquire Exotic Metals Forming Company LLC.

Outlook
For the fiscal year ending June 30, 2020, the company has issued guidance for earnings per share in the range of $11.38 to $12.18, or $11.50 to $12.30 on an adjusted basis. Fiscal year 2020 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $20 million. Guidance assumes organic sales in the range (3.0%) to 0.0%. The impact from the pending LORD and Exotic Metals acquisitions is not included in fiscal 2020 guidance. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, "Despite moderating market conditions, our ongoing focus on Win Strategy initiatives will allow us to make continued improvements in our business and deliver further segment operating margin expansion and another record earnings year in fiscal 2020. Strong cash generation has also allowed us to make meaningful investments to improve our portfolio of high margin, growth businesses through our pending acquisitions of LORD and Exotic Metals. These actions and the dedication of our global team members reinforce our confidence in achieving our fiscal 2023 financial targets and generating strong returns for our shareholders."

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2019 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the webcast, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test. A replay of the webcast will be accessible on Parker's investor relations website, www.phstock.com, approximately one hour after the completion of the call, and will remain available for one year. To register for e-mail notification of future events and information available from Parker please visit www.phstock.com.

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 63 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net Income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Numbers
This press release contains references to non-GAAP financial information including (a) earnings per share for the fourth quarter 2019 without the effect of business realignment charges, CLARCOR costs to achieve and LORD acquisition and integration costs; (b) earnings per share for the fourth quarter 2018 without the effect of business realignment charges, CLARCOR costs to achieve, loss on the sale and write down of assets, net, and U.S. Tax Reform one-time impact, net; (c) earnings per share for fiscal year 2019 without the effect of business realignment charges, CLARCOR costs to achieve, LORD acquisition and integration costs, and U.S. Tax Reform one-time impact, net; (d) earnings per share for fiscal year 2018 without the effect of business realignment charges, CLARCOR costs to achieve, the loss on the sale and writedown of assets, net and U.S. Tax Reform one-time impact, net; (e) the effect of business realignment charges on forecasted earnings from continuing operations per share; and (f) cash flows from operations without the effect of discretionary pension contributions. The effects of business realignment charges, CLARCOR costs to achieve, LORD acquisition and integration costs, loss on the sale and write down of assets, net, U.S. Tax Reform expense, net and discretionary pension contributions are removed to allow investors and the company to meaningfully evaluate changes in earnings per share and cash flows from operations on a comparable basis from period to period. This press release also contains references to EBITDA, adjusted EBITDA and EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before business realignment charges, CLARCOR costs to achieve, the loss on the sale and writedown of assets, net and LORD acquisition and integration costs. Although EBITDA, Adjusted EBITDA and EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretations thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

The risks and uncertainties in connection with forward-looking statements related to the proposed transactions between LORD Corporation, Exotic Metals, and the company include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the proposed transactions; the possibility of non-consummation of the proposed transactions and termination of the LORD merger agreement or Exotic Metals share purchase agreement; the failure to satisfy any of the conditions to the proposed transactions set forth in the acquisition agreements; the possibility that a governmental entity may prohibit the consummation of the proposed transactions or may delay or refuse to grant a necessary regulatory approval in connection with the proposed transactions, or that in order for the parties to obtain any such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed transactions or cause the parties to abandon the proposed transactions; adverse effects on Parker’s common stock because of the failure to complete the proposed transactions; Parker’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the proposed transactions will not be realized or will not be realized within the expected time period; the parties being unable to successfully implement integration strategies; and significant transaction costs related to the proposed transactions.

Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR, LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2019				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands except per share amounts)	2019	2018	2019	2018
Net sales	$3,681,467	$3,817,477	$14,320,324	$14,302,392
Cost of sales	2,739,578	2,830,198	10,703,484	10,737,745
Selling, general and administrative expenses	391,493	418,210	1,543,939	1,639,989
Interest expense	50,072	53,040	190,138	213,873
Other (income) expense, net	(13,024)	18,102	(50,662)	8,508
Income before income taxes	513,348	497,927	1,933,425	1,702,277
Income taxes	99,610	144,599	420,494	640,962
Net income	413,738	353,328	1,512,931	1,061,315
Less: Noncontrolling interests	70	72	567	514
Net income attributable to common shareholders	$413,668	$353,256	$1,512,364	$1,060,801

Earnings per share attributable to common shareholders:
Basic earnings per share	$3.22	$2.66	$11.63	$7.98
Diluted earnings per share	$3.17	$2.62	$11.48	$7.83

Average shares outstanding during period - Basic	128,561,494	132,696,489	129,997,639	133,004,613
Average shares outstanding during period - Diluted	130,460,247	135,001,851	131,781,616	135,426,834

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2019	2018	2019	2018
Cash dividends per common share	$0.88	$0.76	$3.16	$2.74

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2019	2018	2019	2018
Earnings per diluted share	$3.17	$2.62	$11.48	$7.83
Adjustments:
Business realignment charges	0.04	0.10	0.09	0.26
Clarcor costs to achieve	—	0.04	0.07	0.20
LORD acquisition and integration costs	0.10	—	0.10	—
Loss on sale and writedown of assets, net	—	0.39	—	0.41
U.S. Tax Reform one-time impact, net	—	0.07	0.11	1.72
Adjusted earnings per diluted share	$3.31	$3.22	$11.85	$10.42

PARKER HANNIFIN CORPORATION - JUNE 30, 2019				Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2019	2018	2019	2018
Net sales	$3,681,467	$3,817,477	$14,320,324	$14,302,392

Earnings before income taxes	$513,348	$497,927	$1,933,425	$1,702,277
Depreciation and amortization	105,388	114,769	436,189	466,085
Interest expense	50,072	53,040	190,138	213,873
EBITDA	668,808	665,736	2,559,752	2,382,235
Adjustments:
Business realignment charges	6,393	17,843	15,677	46,319
Clarcor costs to achieve	928	8,292	12,458	36,676
LORD acquisition and integration costs	17,146	—	17,146	—
Loss on sale and writedown of assets, net	—	26,513	—	31,837
Adjusted EBITDA	$693,275	$718,384	$2,605,033	$2,497,067

EBITDA margin	18.2%	17.4%	17.9%	16.7%
Adjusted EBITDA margin	18.8%	18.8%	18.2%	17.5%

PARKER HANNIFIN CORPORATION - JUNE 30, 2019				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2019	2018	2019	2018
Net sales
Diversified Industrial:
North America	$1,745,291	$1,804,948	$6,808,948	$6,726,900
International	1,258,288	1,376,118	5,000,599	5,259,793
Aerospace Systems	677,888	636,411	2,510,777	2,315,699
Total net sales	$3,681,467	$3,817,477	$14,320,324	$14,302,392
Segment operating income
Diversified Industrial:
North America	$318,175	$313,493	$1,138,586	$1,076,021
International	201,004	203,340	804,890	765,188
Aerospace Systems	121,650	126,735	487,757	397,970
Total segment operating income	640,829	643,568	2,431,233	2,239,179
Corporate general and administrative expenses	47,977	58,471	194,994	200,901
Income before interest expense and other expense	592,852	585,097	2,236,239	2,038,278
Interest expense	50,072	53,040	190,138	213,873
Other expense	29,432	34,130	112,676	122,128
Income before income taxes	$513,348	$497,927	$1,933,425	$1,702,277

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN

(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	June 30, 2019		June 30, 2018
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$640,829	17.4%	$643,568	16.9%
Adjustments:
Business realignment charges	6,219		17,843
Clarcor costs to achieve	1,072		8,292
LORD acquisition and integration costs	912		—
Adjusted total segment operating income	$649,032	17.6%	$669,703	17.5%

	Twelve Months Ended		Twelve Months Ended
	June 30, 2019		June 30, 2018
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$2,431,233	17.0%	$2,239,179	15.7%
Adjustments:
Business realignment charges	15,503		46,319
Clarcor costs to achieve	12,327		36,676
LORD acquisition and integration costs	912		—
Adjusted total segment operating income	$2,459,975	17.2%	$2,322,174	16.2%

PARKER HANNIFIN CORPORATION - JUNE 30, 2019		Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	June 30,	June 30,
(Dollars in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3,219,767	$822,137
Marketable securities and other investments	150,931	32,995
Trade accounts receivable, net	2,131,054	2,145,517
Non-trade and notes receivable	310,708	328,399
Inventories	1,678,132	1,621,304
Prepaid expenses and other	182,494	134,886
Total current assets	7,673,086	5,085,238
Plant and equipment, net	1,768,287	1,856,237
Deferred income taxes	150,462	57,623
Goodwill	5,453,805	5,504,420
Intangible assets, net	1,783,277	2,015,520
Other assets	747,773	801,049
Total assets	$17,576,690	$15,320,087

Liabilities and equity
Current liabilities:
Notes payable	$587,014	$638,466
Accounts payable	1,413,155	1,430,306
Accrued liabilities	984,292	929,833
Accrued domestic and foreign taxes	167,312	198,878
Total current liabilities	3,151,773	3,197,483
Long-term debt	6,520,831	4,318,559
Pensions and other postretirement benefits	1,304,379	1,177,605
Deferred income taxes	193,066	234,858
Other liabilities	438,489	526,089
Shareholders' equity	5,961,969	5,859,866
Noncontrolling interests	6,183	5,627
Total liabilities and equity	$17,576,690	$15,320,087

PARKER HANNIFIN CORPORATION - JUNE 30, 2019		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Twelve Months Ended June 30,
(Dollars in thousands)	2019	2018
Cash flows from operating activities:
Net income	$1,512,931	$1,061,315
Depreciation and amortization	436,189	466,085
Stock incentive plan compensation	104,078	118,831
Loss on sale of businesses	5,854	19,666
Loss (gain) on plant and equipment and intangible assets	5,091	(24,422)
Loss (gain) on sale of marketable securities	7,563	(2)
(Gain) loss on investments	(16,749)	41,219
Net change in receivables, inventories and trade payables	(61,762)	(268,280)
Net change in other assets and liabilities	(301,480)	216,416
Other, net	38,425	(34,128)
Net cash provided by operating activities	1,730,140	1,596,700
Cash flows from investing activities:
Acquisitions (net of cash of $690 in 2019)	(2,042)	—
Capital expenditures	(195,089)	(247,667)
Proceeds from sale of plant and equipment	46,592	81,881
Proceeds from sale of businesses	19,678	177,741
Purchases of marketable securities and other investments	(181,780)	(80,607)
Maturities and sales of marketable securities and other investments	74,908	83,905
Other	19,223	8,424
Net cash (used in) provided by investing activities	(218,510)	23,677
Cash flows from financing activities:
Net payments for common stock activity	(857,577)	(377,359)
Net proceeds from (payments for) debt	2,172,351	(939,325)
Dividends	(412,468)	(365,288)
Net cash provided by (used in) financing activities	902,306	(1,681,972)
Effect of exchange rate changes on cash	(16,306)	(1,154)
Net increase (decrease) in cash and cash equivalents	2,397,630	(62,749)
Cash and cash equivalents at beginning of period	822,137	884,886
Cash and cash equivalents at end of period	$3,219,767	$822,137

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Twelve Months Ended		Twelve Months Ended
(Dollars in thousands)	June 30, 2019	Percent of sales	June 30, 2018	Percent of sales
As reported cash flow from operations	$1,730,140	12.1%	$1,596,700	11.2%
Discretionary pension contribution	200,000		—
Adjusted cash flow from operations	$1,930,140	13.5%	$1,596,700	11.2%

PARKER HANNIFIN CORPORATION - JUNE 30, 2019		Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2020
Forecasted earnings per diluted share	$11.38 - $12.18
Adjustments:
Business realignment charges	0.12
Adjusted forecasted earnings per diluted share	$11.50 - $12.30